As filed with the Securities and Exchange Commission on August 30, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ONCOCYTE CORPORATION

(Exact name of Registrant as specified in charter)

California	27-1041563
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1010 Atlantic Avenue, Suite 102, Alameda, California	94501
(Address of principal executive offices)	(Zip Code)

2018 Equity Incentive Plan

(Full title of the plan)

MITCHELL LEVINE

Chief Financial Officer

OncoCyte Corporation

1010 Atlantic Avenue, Suite 102

Alameda, California 94501

(Name and address of agent for service)

(510) 775-0515

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

RICHARD S. SOROKO, ESQ.

Thompson, Welch, Soroko & Gilbert LLP

3950 Civic Center Drive, Suite 300

San Rafael, California 94903

Tel. (415) 448-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company.. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, no par value(2)	5,000,000	$2.33	$11,650,000	$1,450.43
Total Registration Fee				$1,450.43

(1) Determined pursuant to Rule 457(c) and (h).

(2) Includes shares issuable directly or upon the exercise of the options or in settlement of restricted stock units. Pursuant to Rule 416, this Registration Statement also includes an indeterminate number of shares of common stock that may be subject to issuance as a result of anti-dilution and other provisions of the Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on April 2, 2018, and as amended by Form 10-K/A-1 filed with the SEC on April 30, 2018;

●	Registrant’s Quarterly Reports on Form 10-Q for the three month period ended March 31, 2018 filed with the SEC on May 15, 2018 and for the three and six month periods ended June 30, 2018 filed with the SEC on August 14, 2018;

●	The Registrant’s Current Reports on Form 8-K filed with the SEC on March 29, 2018, April 2, 2018, April 4, 2018, April 23, 2018, May 30, 2018, June 19, 2018, August 1, 2018, August 9, 2018, and August 29, 2018; provided, however, that any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, or otherwise furnished rather than filed with the SEC, shall not be incorporated by reference herein; and

●	The description of the Registrant’s common stock contained in the Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10 filed with the SEC on December 29, 2015 and as modified by Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 29, 2018.

In addition, all documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date this offering is terminated or completed and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing of such documents; provided, however, that any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, or otherwise furnished rather than filed with the SEC, shall not be incorporated by reference herein.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

II-2

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code permits indemnification of directors, officers, employees and other agents of corporations under certain conditions and subject to certain limitations. In addition, Section 204(a)(10) of the California Corporations Code permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions. Article Five of OncoCyte’s Articles of Incorporation contains provisions for the indemnification of directors, officers, employees and other agents within the limitations permitted by Section 317 and for the limitation on the personal liability of directors permitted by Section 204(b)(10), subject to the exceptions required thereby.

Under Article VI of OncoCyte’s bylaws, any person who is or was one of OncoCyte’s directors or officers, employees, or other agents, or is or was serving at OncoCyte’s request as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, will be considered an “agent” entitled to indemnification against expenses arising under certain proceedings. To the maximum extent permitted by the California General Corporation Law, OncoCyte will indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of OncoCyte) by reason of the fact that the person is or was an agent of OncoCyte, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of OncoCyte and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the agent did not act in good faith and in a manner which the agent reasonably believed to be in the best interests of OncoCyte or that the agent had reasonable cause to believe that his conduct was unlawful.

II-3

OncoCyte will also indemnify any agent who was or is a party or is threatened to be made a party, to any threatened, pending or completed action by or in the right of OncoCyte to procure a judgment in its favor by reason of the fact that person is or was an agent of OncoCyte, against expenses actually and reasonably incurred by the agent in connection with the defense or settlement of that action if the agent acted in good faith, in a manner that the agent believed to be in the best interests of OncoCyte and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. No indemnification shall be made:

●	In respect of any claim, issue or matter as to which that the agent is adjudged to be liable to OncoCyte in the performance of that person’s duty to OncoCyte, unless and only to the extent that the court in which that action was brought shall determine upon application that, in view of all the circumstances of the case, that the agent is fairly and reasonably entitled to indemnity for the expenses which the court shall determine;

●	Of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or

●	Of expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval.

To the extent that an agent of OncoCyte is successful on the merits in defense of any proceeding for which the agent is entitled to indemnification under OncoCyte’s bylaws, the agent will be indemnified against expenses of the defense actually and reasonably incurred.

Except as with respect to a successful defense on the merits in a proceeding, indemnification will be provided under OncoCyte’s bylaws only if authorized in the specific case on a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in OncoCyte’s bylaws, by:

●	A majority vote of a quorum consisting of directors who are not parties to the proceeding;

●	Approval by the affirmative vote of a majority of the shares of OncoCyte entitled to vote represented at a duly held meeting at which a quorum is present or by the written consent of holders of a majority of the outstanding shares entitled to vote. For this purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote thereon; or

●	The court in which the proceeding is or was pending, on application made by OncoCyte or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney, or other person is opposed by OncoCyte.

Expenses incurred in defending any proceeding may be advanced by OncoCyte before the final disposition of the proceeding on receipt of an undertaking by or on behalf of the agent to repay the amount of the advance unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in OncoCyte’s bylaws.

II-4

OncoCyte will not provide indemnification or advance expenses on behalf of an agent in any circumstance where it appears:

●	That it would be inconsistent with a provision of OncoCyte’s articles of incorporation, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

●	That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit
Numbers	Description

5.1	Opinion of Counsel*

23.1	Consent of OUM & Co., LLP *

23.2	Consent of Counsel (Included in Exhibit 5.1)

99.1	2018 Equity Incentive Plan (1)

99.2	Form of Employee Stock Option Agreement (1)

99.3	Form of Non-Employee Director Stock Option Agreement (1)

99.4	Form of Restricted Stock Unit Agreement (1)

(1) Incorporated by reference to OncoCyte Corporation’s Current Report on Form 8-K filed with the SEC on August 29, 2018.

* Filed herewith.

II-5

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on August 30, 2018.

ONCOCYTE CORPORATION

By:	/s/ William Annett
William Annett
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Annett	Chief Executive Officer and Director	August 30, 2018
WILLIAM ANNETT	(Principal Executive Officer)

/s/ Mitchell Levine	Chief Financial Officer	August 30, 2018
MITCHELL LEVINE	(Principal Financial and Accounting Officer)

/s/Ronald Andrews	Director	August 30, 2018
RONALD ANDREWS

/s/ Andrew Arno	Director	August 30, 2018
ANDREW ARNO

/s/ Alfred D. Kingsley	Director	August 30, 2018
ALFRED D. KINGSLEY

/s/ Andrew Last	Director	August 30, 2018
ANDREW LAST

/s/ Aditya Mohanty	Director	August 30, 2018
ADITYA MOHANTY

/s/ Cavan Redmond	Director	August 30, 2018
CAVAN REDMOND

II-7

EXHIBIT INDEX

Exhibit
Numbers	Description

5.1	Opinion of Counsel*

23.1	Consent of OUM & Co., LLP *

23.2	Consent of Counsel (Included in Exhibit 5.1)

99.1	2018 Equity Incentive Plan (1)

99.2	Form of Employee Stock Option Agreement (1)

99.3	Form of Non-Employee Director Stock Option Agreement (1)

99.4	Form of Restricted Stock Unit Agreement (1)

(1) Incorporated by reference to OncoCyte Corporation’s Current Report on Form 8-K filed with the SEC on August 29, 2018.

* Filed herewith.

II-8